                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                Bacou USA, Inc.
                (Name of Registrant as Specified In Its Charter)

                                Bacou USA, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                BACOU USA, INC.
                              10 THURBER BOULEVARD
                         SMITHFIELD, RHODE ISLAND 02917

                            NOTICE OF ANNUAL MEETING
                                  MAY 19, 1997


To the Stockholders of
Bacou USA, Inc.

     Notice is hereby given that the Annual Meeting of the Stockholders of Bacou USA, Inc. (the "Corporation"), will be held at the Grand Hyatt Hotel, New York, New York, on Monday, May 19, 1997 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          (1) To elect directors of the Corporation for the ensuing year, and until their successors are elected and qualified.

          (2) To ratify the adoption of the Bacou USA, Inc. 1996 Non-Employee Directors Stock Option Plan.

          (3) To ratify the selection by the Board of Directors of KPMG Peat Marwick LLP as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 1997.

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            PHILIP B. BARR, JR.
                                            Secretary

April 8, 1997
Mailed at Boston, Massachusetts

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                BACOU USA, INC.

                              10 THURBER BOULEVARD
                         SMITHFIELD, RHODE ISLAND 02917

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1997

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Bacou USA, Inc. (the "Corporation") to be held on May 19, 1997 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 31, 1997 will be entitled to vote. The stock transfer books will not be closed.

     Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any stockholder giving a proxy in such form has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to its President at 10 Thurber Boulevard, Smithfield, Rhode Island 02917. Any such proxy, if received in time for the voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director and in favor of each proposal to be acted upon.

     As of March 31, 1997, the Corporation had outstanding and entitled to vote 17,312,200 shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on the matters to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class. Abstentions and broker non-votes will be counted in determining if a quorum is present. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the ratification of accountants and the adoption of the non-employee directors stock option plan will have the same legal effect as a vote against such matter. Brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are permitted to vote on the outcome of the election of directors, the ratification of accountants and the adoption of the non-employee directors stock option plan. As a result, broker non-votes will have no effect on the outcome of the election of directors, the ratification of accountants and the adoption of the non-employee directors stock option plan.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

     The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is April 8, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 1997, certain information concerning the ownership of shares of Common Stock by (i) each person or group who is known by the Corporation to own beneficially more than five percent of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Corporation, (iii) each named executive officer described in "Executive Compensation" below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.

NAME                                                      NUMBER OF SHARES           PERCENT OF CLASS
----                                                      ----------------           ----------------
Bacou S.A.(1)............................................    12,612,600                   72.85%
  168 Avenue des Aureats
  BP 1205
  26012 Valence Cedex, France

Gilbert Vandeputte(1)....................................    12,612,600                   72.85%
  Binensteenweg 160-172
  2530 Bocchout, Belgium

J. & W. Seligman & Co. Incorporated(2)...................       913,374                    5.28%
  100 Park Avenue
  New York, NY 10017

Walter Stepan(3).........................................       422,800                    2.44%

Philip B. Barr, Jr.......................................        50,000(4)                  *

Philippe Bacou(1)........................................    12,651,400(5)                72.91%

Christophe Bacou(1)......................................    12,633,000(5)                72.89%

Karl F. Ericson..........................................        22,400(5)                  *

Herbert A. Wertheim......................................        63,900(5)(6)               *

Raymond Baker............................................        30,000(4)                  *

Harry D. Neff, II........................................        30,000(4)                  *

Edward E. Greene.........................................        15,000(4)                  *

All directors and executive officers as a group (15
  persons)...............................................    13,386,500(3)(4)(5)(6)        75.84%

---------------

(1) According to Form 13Gs filed with the Securities and Exchange Commission (the "Commission"), Bacou S.A. is controlled by Engineering Bacou S.A. and Allesia S.A., entities which are ultimately controlled by the Bacou and Vandeputte families. As a result, the members of such families may be deemed the beneficial owners of the Common Stock held by Bacou S.A.

(2) According to its Form 13G filed with the Commission, J. & W. Seligman & Co. Incorporated has sole voting power with respect to 765,600 shares and sole dispositive power with respect to 913,374 shares; it has no shared voting or dispositive power.

(3) Includes 55,440 shares of Common Stock owned of record by Mr. Stepan's wife. Excludes 138,600 shares of Common Stock owned by each of Mr. Stepan's two adult children. See "Certain Transactions -- Stepan Stock Purchase and Gift Transfer."

(4) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1996 Stock Incentive Plan: Mr. Barr, 45,000 shares; Mr. Baker, 30,000 shares; Mr. Neff, 30,000 shares; Mr. Greene, 15,000 shares; and all directors and executive officers as a group, 200,000 shares.

(5) Includes the following shares of Common Stock received for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1996 Non-Employee Directors Stock Option Plan: Mr. P. Bacou, 38,800 shares; Mr.
    C. Bacou, 20,400 shares; Mr. Ericson, 20,400 shares; Dr. Wertheim, 20,400 shares; and all directors and executive officers as a group, 100,000 shares.

(6) Includes 22,500 shares owned by Dr. Wertheim's spouse.

* Less than 1%.

                             ELECTION OF DIRECTORS

     The persons named below have been nominated for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

     All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. It is the intention of the persons named in the proxy to vote for the following nominees.

                                                 PRINCIPAL OCCUPATION DURING            DIRECTOR
             NAME AND AGE                            THE PAST FIVE YEARS                 SINCE
             ------------                --------------------------------------------   --------
Walter Stepan, 58......................  Vice Chairman of the Board, President and         7/94
                                         Chief Executive Officer; Chairman of the
                                         Board, President and Chief Executive Officer
                                         of Uvex Safety, Inc.; Chairman of the Board
                                         of Titmus Optical, Inc.; Chairman of the
                                         Board and Chief Executive Officer of
                                         Pro-Tech Respirators, Inc. Also a director
                                         of Bacou S.A., Bacou Far East Ltd., Uvex
                                         Winter Optical, Inc. and Uvex Sports, Inc.
                                         Uvex Winter Optical, Inc. and Uvex Sports,
                                         Inc. are affiliates of Uvex Winter Optik
                                         GmbH, a producer of sport safety equipment
                                         ("Uvex Germany").

Philippe Bacou*, 39....................  Chairman of the Board since June 1996;            7/94
                                         President and Chief Executive Officer of
                                         Bacou, S.A. since July 1996; previously
                                         Executive Vice President of Bacou, S.A.
                                         since 1993; Chief Financial Officer and Vice
                                         President -- Finance of Bacou, S.A. since
                                         1985; Director of Bacou, S.A. since July
                                         1996.

Christophe Bacou*, 33..................  Marketing Manager of two subsidiaries of          1/96
                                         Bacou, S.A. since 1990. Employed by
                                         affiliates of Bacou, S.A. since 1990.

Philip B. Barr, Jr., 45................  Executive Vice President since October 1996;      8/95
                                         previously Vice President since 1995; Chief
                                         Financial Officer, Treasurer and Secretary
                                         since August 1995. Partner of Edwards &
                                         Angell, the Corporation's general counsel,
                                         from 1985 to 1995.

Karl F. Ericson, 63....................  Consultant since 1990. Partner with KPMG          7/96
                                         Peat Marwick LLP from 1970 to 1990. Also
                                         Director of Bank Rhode Island.

Herbert A. Wertheim, 57................  Founder, Chairman and Chief Executive             7/96
                                         Officer of Brain Power Incorporated, a
                                         manufacturer of optical instruments and
                                         chemicals, since 1971. Director and member
                                         of the Compensation Committee of FPAM
                                         Medical Management.

---------------

* Philippe and Christophe Bacou are brothers.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, currently comprised of Mr. P. Bacou, Dr. Wertheim and Mr. Stepan (Chair), which is charged with the responsibility of reviewing, approving and recommending to the Board of Directors all compensation arrangements for executive officers. The Compensation Committee also administers the Corporation's 1996 Stock Incentive Plan. The Compensation Committee met twice during the Corporation's last fiscal year.

     The Board of Directors has an Audit Committee, currently comprised of Messrs. P. Bacou and Ericson (Chair), which is charged with the responsibility of recommending to the Board of Directors the annual engagement of the Corporation's independent auditors and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Corporation, audit practices and professional services furnished by the independent auditors. The Audit Committee met once during the Corporation's last fiscal year.

     The Board of Directors has an Oversight Committee, currently comprised of Mr. Ericson and Dr. Wertheim, which is charged with the responsibility for reviewing the terms of transactions between the Corporation and Bacou S.A. and any of its subsidiaries and affiliates (the "Bacou Group") and any possible conflicts of interest arising in connection with corporate opportunities which became available to each of the Company and the Bacou Group. See "Certain Transactions -- Corporate Opportunities Agreement." The Oversight Committee met once during the Corporation's last fiscal year.

     The Board of Directors has an Executive Committee, currently comprised of Messrs. Stepan and P. Bacou, which is authorized to handle routine matters which arise between meetings of the Board of Directors. The Executive Committee met once during the Corporation's last fiscal year.

     The Board of Directors does not have a nominating committee as the Board as a whole considers the qualifications and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

     The Board of Directors held a total of five meetings during 1996. Each member of the Board of Directors, other than Christophe Bacou, attended at least 75% of the aggregate number of meetings of the Board and all committees on which he served.

                     COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTORS COMPENSATION

     The Company's non-employee directors receive cash compensation for service on the Board of Directors in an annual amount of $15,000, payable quarterly; the Chairman of the Board receives $25,000 annually. In addition, each non-employee director receives $1,000 per day for attendance at any meeting of the Board of Directors or any Committees thereof or $500 per day for attendance by conference call. Directors are also reimbursed for certain out-of-pocket expenses in connection with attendance at Board and committee meetings. Since August 1, 1996, non-employee directors have been granted 100,000 options in the aggregate at exercise prices equal to the fair market value of the Common Stock on the date of grant, subject to shareholder approval, pursuant to the 1996 Non-Employee Directors Stock Option Plan. See "Approval of Directors Stock Option Plan." Directors who are also employees of the Corporation receive no compensation for service on the Board of Directors.

EXECUTIVE COMPENSATION

     The following table summarizes certain information with respect to compensation for services rendered to the Corporation during the years ended December 31, 1996 and 1995 by the Corporation's chief executive officer and the four other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                 ------------
                                                                                    AWARDS
                                                                                 ------------
                                                                                  SECURITIES
                                                  ANNUAL COMPENSATION             UNDERLYING
                                          ------------------------------------     OPTIONS/
                               CALENDAR                           OTHER ANNUAL       SARS        ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR      SALARY      BONUS      COMPENSATION     (SHARES)     COMPENSATION
------------------------------ --------   --------   ----------   ------------   ------------   ------------
Walter Stepan.................   1996     $500,000   $1,206,672      $40,000(1)(3)      --       $50,936(2)
  President and Chief            1995      300,000    1,214,734       53,000(1)(3)      --        50,806(2)
  Executive Officer; Chairman,
  President and Chief
  Executive Officer of Uvex
  Safety, Inc.

Philip B. Barr, Jr. ..........   1996      190,000      160,000          (3)        45,000              --
  Executive Vice President and   1995       71,521       55,000          (3)            --              --
  Chief Financial Officer

Harry D. Neff, II.............   1996      120,000       75,000          (3)        30,000         2,398(4)
  Vice President-Sales of Uvex   1995      109,167       57,917          (3)            --         3,480(4)
  Safety, Inc.

Raymond R. Baker..............   1996      120,000       60,000          (3)        30,000         2,595(4)
  Vice President-Manufacturing   1995       99,167       30,417          (3)            --         1,980(4)
  of Uvex Safety, Inc.

Edward E. Greene(5)...........   1996      180,000           --        4,903(3)(6)  15,000        28,442(7)
  President of Titmus Optical,   1995       45,000       20,000        1,237(3)(6)      --         3,322(7)
  Inc.

---------------

(1) Represents reimbursement by the Corporation for United States social security taxes payable to Mr. Stepan and the applicable personal income tax effects of such reimbursement.

(2) Represents (i) split dollar life insurance premiums paid by the Corporation on behalf of Mr. Stepan ($36,450 in 1996), (ii) term life insurance premiums paid by the Corporation on behalf of Mr. Stepan ($9,736 in 1996), and (iii) contributions by the Corporation on behalf of Mr. Stepan under the Uvex Safety, Inc. 401(k) Plan Trust ($4,750 in 1996).

(3) Perquisites and other personal benefits paid to the Named Executive Officer were less than $50,000 or 10% of aggregate salary and bonus and accordingly are omitted from the table as permitted by the rules of the Commission.

(4) Represents amounts paid by the Corporation under the Uvex Safety, Inc. 401(k) Plan Trust.

(5) Mr. Greene's employment with the Corporation terminated on January 22, 1997.

(6) Represents reimbursement of personal withholding taxes on fringe benefits.

(7) Represents amounts paid by the Corporation under the Titmus Optical, Inc. Retirement Savings Plan and in 1996 includes a $10,000 contribution by the Corporation for an insurance program.

     The following table sets forth certain information relating to option grants pursuant to the Corporation's 1996 Stock Incentive Plan (the "Plan") in the year ended December 31, 1996 to the individuals named in the Summary Compensation Table above. No options have been granted to Mr. Stepan pursuant to the Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                    ---------------------------------------------------------------     POTENTIAL REALIZABLE
                                                        % OF                                              VALUE AT ASSUMED
                                      NUMBER OF        TOTAL                                              ANNUAL RATES OF
                                     SECURITIES     OPTIONS/SARS   EXERCISE                                 STOCK PRICE
                                     UNDERLYING      GRANTED TO      OR        GRANT-                     APPRECIATION FOR
                                      OPTIONS/       EMPLOYEES      BASE     DATE MARKET   EXPIRA-       OPTION TERM(3)(4)
                                        SARS         IN FISCAL     PRICE        PRICE        TION     ------------------------
               NAME                 GRANTED(1)(2)       YEAR       ($/SH)     PER SHARE      DATE        5%            10%
               ----                 -------------   ------------   ------    -----------   --------   --------      ----------
Philip B. Barr, Jr. ...............     45,000          11.3%      $15.00      $15.00      3/27/06   $424,504      $1,075,776

Harry D. Neff, II..................     30,000           7.6       $15.00      $15.00      3/27/06   $283,003      $  717,184

Raymond R. Baker...................     30,000           7.6       $15.00      $15.00      3/27/06   $283,003      $  717,184

Edward E. Greene...................     15,000           3.8       $15.00      $15.00      3/27/06   $141,501      $  358,592

---------------

(1) None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(2) Granted to the named executive officers on March 27, 1996 pursuant to the Plan. The options become exercisable in 20% increments on July 31, 1996 and March 27, 1997, 1998, 1999 and 2000, respectively. If a Change of Control (as defined in the Plan) occurs, these options would become immediately exercisable.

(3) Potential Realizable Value is based on the assumed growth rates for the ten-year option term. 5% annual growth results in a stock price per share of $24.43 and 10% results in a stock price per share of $38.91.

(4) The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

     The following table sets forth certain information with respect to unexercised options to purchase the Corporation's Common Stock granted under the Plan to the individuals named in the Summary Compensation Table above. No options were exercised in 1996 by such individuals.

                            FY-END OPTION/SAR VALUES

                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS/
                                                OPTIONS/SARS AT FY-END               SARS AT FY-END(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                   ----                      -----------     -------------     -----------     -------------
Philip B. Barr, Jr.........................      9,000           36,000          $14,625          $58,500

Harry D. Neff, II..........................      6,000           24,000            9,750           39,000

Raymond R. Baker...........................      6,000           24,000            9,750           39,000

Edward E. Greene...........................      3,000           12,000            4,875           19,500

---------------
(1) Based on the closing price on the Nasdaq National Market of the Corporation's Common Stock on December 31, 1996 ($16 5/8).

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Stepan, the Chair of the Corporation's Compensation Committee, and Vice Chairman, President and Chief Executive Officer of the Corporation, serves on the Board of Directors of Bacou S.A. Mr. P. Bacou is the Chairman, President and Chief Executive Officer of Bacou S.A. and is a member of the Corporation's Compensation Committee.

                         COMPENSATION COMMITTEE REPORT

     The membership of the Compensation Committee of the Board of Directors of the Corporation (the "Committee") consists of Philippe Bacou, Walter Stepan (Chair) and Dr. Herbert A. Wertheim. Mr. Bacou and Dr. Wertheim are not employees of the Corporation. Mr. Stepan is Vice Chairman, President and Chief Executive Officer of the Corporation, as well as Chairman, President and Chief Executive Officer of Uvex Safety, Inc. and Chairman of the Corporation's other operating subsidiaries. The role of the Committee is advisory and administrative in nature, with responsibility for matters such as making recommendations to the Board of Directors concerning certain compensation matters and administering compensation plans adopted by the Board of Directors, including the Corporation's 1996 Stock Incentive Plan and the Corporation's Bonus Plan for Executives of Titmus Optical, Inc. and Uvex Safety, Inc. for 1996 and 1997 (the "Bonus Plan").

COMPENSATION POLICIES

     The Corporation's executive compensation program consists of three main components: (1) base salary; (2) cash bonuses; and (3) stock options. Base salaries are designed to attract and retain well-qualified executives who are likely to manage the Corporation and its operating subsidiaries in a manner that will produce successful operating strategies and results. Cash bonuses are designed to provide short-term incentives which are determined in direct relation to corporate financial performance and also take into account individualized objectives and achievements. Stock options are designed to align the interests of shareholders and executives by providing long-term incentives based on growth in market value of the Corporation's Common Stock.

DIRECT RELATIONSHIP OF COMPENSATION TO CORPORATE FINANCIAL PERFORMANCE

     For 1996, Mr. Stepan and Mr. Barr received bonuses which were determined in direct relation to corporate financial performance, as measured by operating income, pursuant to their employment agreements.

A portion of Mr. Barr's bonus equal to $47,500 or 25% of base salary was determined in direct relation to the achievement of a certain operating margin by the Corporation on a consolidated basis.

     With respect to the executive officers of the Corporation's operating subsidiaries, executive compensation was related to corporate performance through the Bonus Plan, which provides increased bonus levels as subsidiary operating margins, net sales and operating profit increase. On this basis, the portion of executive bonuses that were determined in direct relation to corporate financial performance ranged from 7% to 45% of base salary for executive officers at operating subsidiaries.

CEO COMPENSATION

     Mr. Stepan's salary and benefits for 1996 were fixed by the terms of his employment contract which was in place prior to both the establishment of the Compensation Committee and the Corporation's initial public offering in March 1996. Approximately two-thirds of his 1996 compensation was represented by a cash bonus, of which approximately 92% was fixed by the terms of his employment contract and determined pursuant to an incentive formula which directly related the Corporation's financial performance, as measured by consolidated operating income, to the amount of his bonus. The balance of Mr. Stepan's bonus was determined by the Committee in its discretion, taking into account the success of the Corporation's financial results in its first year as a public company and the expansion of his management responsibilities in 1996, including those relating to the Corporation's initial public offering, its acquisition strategy, and the development of its administrative capabilities.

IRS MATTERS

     Section 162(m) of the Internal Revenue Code disallows deductions by publicly-held companies for employee remuneration in excess of $1 million which is not performance-based (the "Regulations"). Although the compensation paid by the Corporation to Mr. Stepan during 1996 was in excess of $1 million, the amounts paid pursuant to his employment contract are deductible within the meaning of the Regulations since (i) the contract was in effect prior to the Corporation's initial public offering, (ii) the contract was disclosed in the Corporation's Registration Statement on Form S-1 filed with the Commission on March 27, 1996, and (iii) there have been no subsequent modifications to the contract.

                             COMPENSATION COMMITTEE

                             Walter Stepan (Chair)
                                 Philippe Bacou
                            Dr. Herbert A. Wertheim

CORPORATE PERFORMANCE

     Set forth below is a line graph comparing the cumulative total stockholder return for the year ended December 31, 1996 of the Corporation's Common Stock against the cumulative total return of the Nasdaq Index and a peer group of companies in the security and safety products market consisting of ADT Ltd.; Borg-Warner Security Corp.; Checkpoint Systems; Cintas Corporation; Figgie International; Indentix, Inc.; Mine Safety Appliances Company; Pittston Brinks Group; Pittway Corporation; Safeskin Corporation; Sensormatic Electronics; Symbol Technologies; Thermedics, Inc.; and Vivid Technologies (the "Peer Group"). The graph and table assumes that $100 was invested on March 27, 1996 (the effective date of the Corporation's initial public offering) in each of the Corporation's Common Stock, the Nasdaq Index and the Peer Group, and that all dividends were reinvested.


--------------------------------------------------------------------------------

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)     BACOU USA       NASDAQ INDEX         PEER GROUP
3/27/96                          100.00            100.00              100.00
12/31/96                         110.83            117.52              118.50

--------------------------------------------------------------------------------
EMPLOYMENT CONTRACTS

  Employment Agreements

     In January 1996, the Corporation entered into an employment agreement with Mr. Stepan, replacing an existing agreement with Uvex Safety, Inc. which originated in 1992. The initial term of the agreement expires in July 1999 and, unless either party elects not to renew, the agreement will be automatically extended for an additional one year term. The agreement provides for an annual base salary of $500,000, which will be reviewed annually by the Board of Directors. The agreement also provides for an annual incentive cash bonus based on a declining percentage ranging from four to one percent of the earnings before interest and taxes of the Corporation, as well as reimbursement of United States social security taxes and the applicable personal income tax effect of such reimbursement, and certain other benefits. Mr. Stepan is restricted from competing with the Corporation and prohibited from disclosing confidential information regarding the Corporation during the term of the agreement and thereafter for periods of one year and three years, respectively. The agreement further provides that if either the Corporation terminates the agreement without good cause prior to July 31,

2000 or Mr. Stepan terminates the agreement during any term period, the terminating party is required to pay to the other an amount equal to one year of the annual base salary in effect at the time of the non-renewal or termination.

     In May 1995, the Corporation entered into a five year employment agreement with Mr. Barr, having an initial term expiring in 2000 which, unless either party elects not to renew, will be automatically extended for successive three year terms. During the initial three month transition period, the agreement provided for compensation computed pro-rata on the basis of the services actually rendered at a rate of $22,500 per month, offset by any legal fees payable to Edwards & Angell for Mr. Barr's services during the transition period. As a result, Mr. Barr received compensation in the amount of approximately $19,000 for the transition period. The initial annual base salary of $180,000 has been adjusted to $190,000. On January 1, 1997, Mr. Barr's annual base salary was increased to $210,000 and such amount is subject to annual cost-of-living increases. The agreement also provides for an annual bonus having the following components: an amount based on the profitability of the Corporation as measured by the Corporation's earnings before interest and taxes at a rate ranging from 5% to 25% of the annual base salary; a bonus up to 25% of the annual base salary based upon the achievement of individual performance goals; and additional bonus compensation to be awarded in connection with special projects, as identified by the Corporation. Mr. Barr is restricted from competing with the Corporation and prohibited from disclosing any confidential information regarding the Corporation's business during the term of the agreement and thereafter for periods of one year and three years, respectively. The agreement further provides that if the Corporation fails to renew the contract prior to Mr. Barr reaching the age of 65 or Mr. Barr terminates the agreement during any term period, the terminating party is required to pay to the other an amount equal to six months of the annual base salary in effect at the time of the non-renewal or termination.

     The Corporation, through its respective operating subsidiaries, entered into employment agreements (the "Subsidiary Employee Agreements") with Messrs. Baker, Neff and Greene. The Subsidiary Employee Agreements contain the following terms and conditions: (i) initial terms of five years commencing January 1, 1996 in the case of Messrs. Baker and Neff and 27 months commencing October 1, 1995 in the case of Mr. Greene, subject to automatic extensions for successive additional five-year terms in the case of Messrs. Baker and Neff and additional two-year terms in the case of Mr. Greene; (ii) annual salary which will be subject to discretionary increases on an annual basis; (iii) annual incentive compensation determined pursuant to the Corporation's 1996 Incentive Compensation Plan, the criteria for which shall be established prior to the commencement of the year to which such annual incentive compensation relates, except in the case of 1996 which was determined before July 1, 1996; (iv) eligibility for participation in the Stock Incentive Plan and any other stock option plan which the Corporation may adopt; (v) participation in all compensation and employee benefit arrangements available to other senior executives of the Corporation; and (vi) noncompetition and confidentiality covenants. The initial base salaries of Messrs. Baker, Neff and Greene were $120,000, $120,000 and $180,000, respectively. The base salaries for each of Messrs. Baker and Neff were increased to $125,000 as of January 1, 1997. Mr. Greene's employment with the Corporation terminated on January 22, 1997.

     Additionally, Mr. Neff is party to an agreement providing additional incentive compensation based on certain criteria established by the Compensation Committee with respect to his service as an officer and director of Pro-Tech Respirators, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1996 all
Section 16(a) filing
requirements applicable to its insiders were complied with except for the inadvertent late filings of Form 3s by (i) Jacqueline Maggi Bacou, Veronique Mirabel (daughter of Henri Bacou), Gilbert Vandeputte and Engineering Bacou S.A. as a result of their changes in ownership interests in Bacou S.A. upon the death of Henri Bacou, and (ii) Allesia S.A. as a result of the changes in its ownership interests in Bacou S.A. upon the death on Henri Bacou.

                              CERTAIN TRANSACTIONS

STEPAN STOCK PURCHASE AND GIFT TRANSFER

     By agreement dated July 31, 1994, the Corporation issued an aggregate of 693,000 shares of Common Stock to Mr. Stepan. The purchase price of $1,200,000 was paid by Mr. Stepan on September 20, 1994. Subsequent to such purchase, Mr. Stepan made gift transfers of 138,600 shares of Common Stock to each of his two adult children and 55,440 shares to his wife.

REGISTRATION RIGHTS

     Pursuant to an agreement, Bacou S.A. (the "Principal Stockholder") has certain rights to cause the Corporation to register its shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). In addition, subject to certain limitations, if the Corporation proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, each of the Principal Stockholder, the Stepan family and Figa, S.A. are entitled to written notice of the registration and are entitled to, at the Corporation's expense, include therein shares of Common Stock held by such holder, provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in the registration. The Corporation generally is required to bear all the fees, costs and expenses of such registrations other than underwriting discounts and commissions. The Corporation also is obligated to indemnify each of the Principal Stockholder, the Stepan family, Figa, S.A. and any other party which exercises its registration rights against certain liabilities, including liabilities under the Securities Act.

CORPORATE OPPORTUNITIES AGREEMENT

     The Corporation and the Principal Stockholder have entered into an agreement which addresses potential conflicts of interest with respect to future business opportunities. In general, the agreement covers the following: the extent to which the Bacou Group may export its products to the United States; the extent to which the Corporation may export its products to France; the manner in which acquisition opportunities will be allocated between the Corporation and the Bacou Group; the basis for cooperation between the Corporation and the Bacou Group with respect to product development, intellectual property rights, research and development and manufacturing processes; and the terms and conditions for sale of products by one party to the other. The agreement expires on December 31, 2016, subject to a ten year renewal option exercisable by either party.

     Except for products supplied by the Corporation as an original equipment manufacturer, the Corporation may not offer for sale in France personal protective equipment of a type offered by the Bacou Group to its customers in France unless it shall have first offered to supply the products to the Bacou Group and such offer shall have been declined. At any time after the Bacou Group declines such an offer, it may change its decision, prevent the Corporation from making future sales of such products in France and undertake sales of such products on its own behalf. The rights of the Bacou Group to reconsider an offer would be subject to any agreement entered into by the Corporation with third parties subsequent to the Bacou Group's having declined the initial offer.

     Except for products supplied by the Bacou Group as an original equipment manufacturer, the Bacou Group may not offer for sale in the United States personal protective equipment of a type offered by the Corporation to its customers in the United States unless it shall have first offered to supply the products to the Corporation and such offer shall have been declined. At any time after the Corporation declines such an offer, it may change its decision, prevent the Bacou Group from making further sales of such products in the United States and undertake sales of such products on its own behalf. The rights of the Corporation to reconsider an offer would be subject to any agreement entered into by the Bacou Group with third parties subsequent to the Corporation's having declined the initial offer.

     The geographic restrictions applicable generally to sales by the Corporation in France and the Bacou Group in the United States do not apply to products sold by either party as an original equipment manufacturer, except that either party may determine in its reasonable discretion that such sales by the other party would materially and adversely affect the marketability of its competing products, in which case the other party would be required to curtail such export sales of products supplied as an original equipment manufacturer.

     Opportunities for future acquisitions generally will be allocated by geographic location, with the Corporation making acquisitions of businesses in North, Central and South America and the Bacou Group making acquisitions elsewhere in the world. Recognizing the Corporation's expertise in eyewear products, the Corporation has the right of first refusal for any acquisitions of eyewear businesses wherever located.

     The agreement requires both parties and their affiliates to regularly exchange information about activities relating to product development, intellectual property rights, research and development and manufacturing processes. In the event the Corporation selects a new product of the Bacou Group for sale within the United States, the Corporation may utilize the intellectual property, products, processes and know-how associated with the selected products without payment of any royalty or consulting fee. The Corporation is subject to the same requirement for new products of the Corporation which are selected by the Bacou Group for sale in France. The Corporation's obligations are subject to the restrictions placed on Uvex Safety, Inc. pursuant to its agreement with Uvex Germany. The obligations of both parties are subject to any restrictions applicable under other third party agreements, such as secrecy agreements, in force at January 1, 1996.

     The supply of products by either party to the other generally is required to occur upon the most favorable terms and conditions applicable to transactions with unrelated customers involving similar quantities and purchase order conditions.

INDEBTEDNESS TO PRINCIPAL STOCKHOLDER AND GUARANTEE BY PRINCIPAL STOCKHOLDER

     As of October 31, 1995, the Corporation had outstanding indebtedness of $13.4 million to the Principal Stockholder. In December 1995, the Corporation repaid all outstanding indebtedness to the Principal Stockholder by using additional proceeds under bank loans in the amount of $13.0 million. All of the Corporation's obligations under such loans were guaranteed by the Principal Stockholder. The indebtedness to the Principal Stockholder bore interest at a rate equal to the lower of LIBOR or PIBOR, in either case plus 0.7%. Principal amounts were payable in aggregate annual installments ranging from $3.0 million to $4.2 million with a final maturity date of October 1999. The bank loans were repaid in full in April 1996 with the proceeds of the Corporation's initial public offering.

INVENTORY PURCHASES FROM PRINCIPAL STOCKHOLDER

     The Corporation purchases certain inventory items from wholly-owned subsidiaries of the Principal Stockholder. Total purchases for the year ended December 31, 1996 were approximately $625,000.

PENDING ACQUISITION OF SURVIVAIR, INC.

     In connection with the pending acquisition of Survivair, Inc., a manufacturer and distributor of respiratory protective equipment, the Corporation and the Principal Stockholder are cooperating in structuring the transaction. As a result, Pro Tech Respirators, Inc., has advanced $28.0 million to the Principal Stockholder in anticipation of the consummation of the acquisition.

GUARANTEE BY TITMUS OF CERTAIN INDEBTEDNESS OF CERTAIN EXECUTIVE OFFICERS OF TITMUS

     Since 1992, Titmus Optical, Inc. has guaranteed certain personal lines of credit of Edward E. Greene, Thomas J. Goeltz and Rickey B. Barnhill, in the respective amounts of $140,000, $100,000 and $100,000. The guarantees were terminated on December 20, 1995 without the incurrence of any liability to the Corporation.

                    APPROVAL OF DIRECTORS STOCK OPTION PLAN

BACKGROUND

     The 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan") is intended to promote the Corporation's interests by providing an inducement to obtain and retain the services of qualified persons who are not employees or officers of the Corporation to serve as members of its Board of Directors.

     The Directors Plan was adopted by the Board of Directors on May 23, 1996. On that date, four directors were eligible to participate in the Directors Plan. Pursuant to the terms of the Directors Plan, 100,000 shares of the Corporation's Common Stock are reserved for grant to non-employee directors. As of February 24, 1997, options to purchase 100,000 shares of the Corporation's Common Stock had been granted to the eligible directors, subject to shareholder approval.

     Approval of the Directors Plan requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. The Board of Directors recommends that you vote FOR the approval of the Directors Plan.

THE DIRECTORS PLAN

     The principal features of the Directors Plan are summarized below, but such summary is qualified in its entirety by reference to the terms of the Directors Plan, copies of which are available without charge upon written request from the Corporation.

     Participation. Directors of the Corporation who are not employees or officers of the Corporation are eligible to receive options under the Directors Plan.

     Administration. The Directors Plan is administered by the Board of Directors of the Corporation or a committee appointed by the Board, which interprets and construes the terms of the Directors Plan. After being granted an option, each optionee must enter into an option agreement with the Corporation setting forth the terms of the option. Upon exercise of options, optionees are required to pay the option price in full prior to receipt of certificates representing shares of Common Stock.

     Terms of Options. Initially, the Directors Plan provided that on July 1 of each year during the term of the Directors Plan, each eligible director would automatically be granted an option to purchase 2,000 shares of the Corporation's Common Stock. As a result, options to purchase 8,000 shares were granted on July 1, 1996. On February 24, 1997, the Directors Plan was amended by the Board of Directors to permit the Board of Directors to grant options at their discretion. On that date, the Board of Directors granted options to purchase the remaining 92,000 shares under the Directors Plan. See "Security Ownership of Certain Beneficial Owners and Management." The option exercise price is the fair market value of the Common Stock on the date of grant. The market value of 100,000 shares of the Corporation's Common Stock at March 7, 1997 was $1,562,500 (based on a closing price of $15 5/8 per share on such date).

     The options granted pursuant to the Directors Plan are non-qualified stock options. See "Federal Income Tax Consequences" below.

     Options granted under the Directors Plan are immediately vested and exercisable on the date of grant (except the options granted July 1, 1996 which vested August 1, 1996). The options may be exercised for a period of 10 years from the date of grant of the option, provided, however, that (i) if the optionee ceases to be a member of the Board for any reason other than death, permanent disability or serious breach of conduct, the option shall terminate 90 days after the date the optionee ceased to be a Board member; (ii) if the optionee ceased to be a member of the Board by reason of death or permanent disability, the option shall terminate 12 months after the date of death or permanent disability; or (iii) if the Board determines that an optionee has engaged in a serious breach of conduct or anti-competitive activity (as defined in the Directors Plan), the option will be cancelled. In the event of a change of control (as defined in the Directors Plan), the options shall be nonforfeitable and exercisable in full.

     Stock Dividends or Splits. Appropriate adjustments will be made in the number of shares covered by each option and to the option exercise price in the event of any change in the Common Stock of the Corporation by reason of any reorganization, recapitalization, reclassification, split or reverse stock split, or of any similar change affecting the Corporation's voting stock.

     Duration and Amendment of Directors Plan. The Directors Plan shall remain in effect until all shares subject to or which may become subject to the Directors Plan have been issued pursuant to the Directors Plan; provided that no grants may be made under the Directors Plan after May 23, 2006 and the Board may terminate the Directors Plan prior to that date. Amendments may be made by the Board of Directors, provided, however, that the Board may not, without the approval of the holders of a majority of the shares of Common Stock present and voting at a meeting, increase the maximum number of shares for which options may be granted under the Directors Plan, materially modify the eligibility requirements, materially increase the benefits accruing to option holders or amend the Directors Plan in any manner which would cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable. In addition, any provisions of the Directors Plan specified in such Rule 16b-3 may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, ERISA or any rules thereunder.

     Federal Income Tax Consequences. Options issued under the Directors Plan are intended to be treated as non-qualified stock options under the Internal Revenue Code of 1986, as amended. The grant of a non-qualified option does not result in recognition of income to the optionee. Upon the exercise of a non-qualified option, the amount by which the fair market value of the Corporation's Common Stock on the date of exercise exceeds the option exercise price is taxed to the optionee as ordinary income. The Corporation is entitled to a deduction in the amount of the ordinary income realized by the optionee. At such time as the optionee sells shares issued to him upon exercise of his non-qualified option, he will realize gain or loss in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this proxy statement, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Directors Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of options granted under the Directors Plan and the sale or other disposition of shares acquired upon exercise of options.

                     RATIFICATION OF SELECTION OF AUDITORS

     The selection, by a majority of the members of the Board who are not officers or employees of the Corporation, of KPMG Peat Marwick LLP as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 1997 shall be submitted to the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of KPMG Peat Marwick LLP has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

     All professional services rendered by KPMG Peat Marwick LLP during the year ended December 31, 1996 were furnished at customary rates.

     The Board recommends a vote FOR ratification of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending December 31, 1997.

                                 OTHER MATTERS

     Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote therein in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The financial statements of the Corporation are contained in the 1996 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Under the regulations of the Commission, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the 1998 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Corporation at 10 Thurber Boulevard, Smithfield, Rhode Island 02917 and must be received at that address on or before December 9, 1997, in order to be included in the Corporation's proxy relating to the 1998 Annual Meeting.

                       EXPENSE OF SOLICITATION OF PROXIES

     All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

                                          By order of the Board of Directors,

                                          PHILIP B. BARR, JR.
                                          Secretary
Smithfield, Rhode Island
April 8, 1997

                               BACOU USA, INC.
                             10 Thurber Boulevard
                        Smithfield, Rhode Island 02917

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 19, 1997


     The undersigned hereby appoints Walter Stepan and Philip B. Barr, Jr., or either one of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse, all shares of Common Stock of Bacou USA, Inc. (the "Corporation") of the undersigned, at the Annual Meeting to be held at the Grand Hyatt Hotel, New York, New York, on Monday May 19, 1997 at 10:00 A.M., Eastern Daylight Time, or at any adjournment thereof, for the following purposes:

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE




A[X]  Please mark your
      votes as in this
      example.



(1)  To elect directors              The Board of Directors recommends that you
     of the Corporation              instruct the Proxies to vote FOR proposals
     for the ensuing                 1, 2, and 3.
     year,
                       WITHHOLD      Nominees: Philippe Bacou
         FOR          AUTHORITY                Walter Stepan
     all nominees  to vote for all             Christophe Bacou
      listed at    nominees listed             Philip B. Barr, Jr.
        right          at right                Karl F. Ericson
         [ ]             [ ]                   Dr. Herbert A. Wertheim


(2)  To ratify the adoption of the Bacou USA, Inc.     FOR     AGAINST   ABSTAIN
     1996 Non-Employee Directors Stock Option Plan.    [ ]       [ ]       [ ]

(3)  To ratify the selection by the Board of Directors
     of KPMG Peat Marwidk LLP as independent auditors
     to audit the Corporation's books and accounts for
     the fiscal year ending December 31, 1997.         [ ]       [ ]       [ ]

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card. Please complete, sign and date this proxy and mail it as promptly as possible. If you attend the meeting and vote in person, the proxy will not be used.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.



Signature                                             Dated
         ---------------------------------                 ---------------------

NOTE: Please sign exactly as name appears hereon. Joint owners each should sign. When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity should be stated.